Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

National Oilwell Varco and Ameron International Corporation Announce Merger Agreement at $85.00 per Share in Cash

Houston, Texas and Pasadena, California – July 5, 2011 – National Oilwell Varco, Inc. (NYSE:NOV) and Ameron International Corporation, (NYSE:AMN) have entered into an agreement under which NOV will acquire Ameron in an all cash transaction that values Ameron at approximately $772 million. Under the agreement, Ameron’s stockholders would receive $85.00 per share in cash in return for each of the approximately 9.1 million shares outstanding. The boards of directors of NOV and Ameron have unanimously approved the transaction, which is subject to customary closing conditions, including the approval of holders of at least a majority of Ameron’s outstanding shares. Closing could occur as early as the 4th quarter of 2011.

Ameron is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Ameron is a leading producer of fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids, and specialized materials and products used in infrastructure projects, such as poles and construction materials in Hawaii. Ameron is also a leading provider of water transmission lines and fabricated steel products, such as wind towers. Ameron operates businesses in North America, South America, Europe and Asia, has a presence through affiliated companies in the Middle East, and has approximately 2,900 employees and 25 manufacturing locations on a worldwide basis.

NOV is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

James S. Marlen, Chairman, President and Chief Executive Officer of Ameron International Corporation, commented, “Ameron’s Board of Directors believes that the proposed transaction with NOV represents an outstanding value for Ameron’s stockholders. The Ameron businesses, while confronting a challenging business environment at this time, hold strong positions, and we have structured the businesses to capitalize on growth opportunities as markets recover. NOV has the resources to fully capitalize on the established business strategies and fully realize the potential of each of the Ameron businesses.”

Pete Miller, Chairman, President and CEO of NOV, remarked, “The acquisition of this leading fiberglass pipe provider will enhance the scale and scope of the solutions we offer to our oil and gas customers worldwide. Ameron’s marine and offshore products will expand NOV’s offering into seawater handling systems in new oil and gas drilling and FPSO vessels, and our combined oilfield composite pipe operations will benefit from purchasing efficiencies and scale. This combination will position NOV well to help our clients solve various production challenges. The Water Transmission Group and the Infrastructure Products Group also allow NOV to capitalize on leading positions in these industries.”

Pete Miller continued, “Jim Marlen and I have discussed the possibility of this combination in the past and are fortunate that the right circumstances and timing have allowed us to reach an agreement. All of us at NOV are extremely excited about this transaction and look forward to welcoming a great group of employees into the family.” NOV expects this transaction to be accretive to 2012 earnings.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including but not limited to: the timing and anticipated completion of the proposed transaction and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Ameron and NOV and are subject to significant risks and uncertainty. Readers are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and, except as required by law, neither Ameron nor NOV undertakes any obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results to differ materially from the forward-looking statements contained herein include, but are not limited to: any operational or cultural difficulties associated with the integration of the businesses of Ameron and NOV; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; litigation or adverse judgments relating to the proposed transaction; risks relating to the consummation of the contemplated transaction, including the risk that the required stockholder approval might not be obtained in a timely manner or at all or that other closing conditions will not be satisfied; the failure to realize synergies and cost savings from the transaction or delay in realization thereof; any difficulties associated with requests or directions from governmental authorities resulting from their reviews of the transaction; and any changes in general economic and/or industry-specific conditions. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the documents filed respectively by Ameron and NOV with the Securities and Exchange Commission (the “SEC”), including Ameron’s Annual Report on Form 10-K for the fiscal year ended November 30, 2010 and its Quarterly Report on Form 10-Q for the fiscal quarter ended February 27, 2011, and NOV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, Ameron intends to file a proxy statement and other relevant documents concerning the transaction with the SEC. AMERON STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The proxy statement and other documents incorporated by reference in the proxy statement will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101 Attention: Secretary.

Ameron and its directors and officers may be deemed participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Ameron is set forth in Ameron’s most recent definitive proxy statement, which was filed with the SEC on February 28, 2011. Certain directors and executive officers of Ameron may have direct or indirect interests in the proposed transaction that may be different from those of Ameron’s stockholders generally. Investors may obtain additional information regarding such interests by reading the proxy statement and other relevant documents that Ameron will file with the SEC when they become available.

CONTACT:	National Oilwell Varco, Inc.
Clay Williams, (713) 346-7606
Clay.Williams@nov.com

Ameron International Corporation
James S. Marlen, Chairman, President and Chief Executive Officer
Gary Wagner, Senior Vice President, Chief Financial Officer
(626) 683-4000

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